Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Allergan, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874, 333-09091, 333-04859, 333-25891, 33-55061, 33-69746, 333-64559, 333-70407, 333-94155, 333-94157, 333-43580, 333-43584, 333-65176, 333-99219, 333-117935, 333-117936, 333-117937, 333-117939 and 333-13817) of Allergan, Inc. of our report dated March 22, 2006, with respect to the consolidated balance sheets of Inamed Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K/A of Allergan, Inc. dated June 6, 2006.

/s/ KPMG LLP
Los Angeles, California June 5, 2006